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                                                                    Exhibit 11.1

                     Computation of Shares Used in Computing
                              Net Income Per Share




                                             Three Months Ended                    Six Months Ended
                                         ----------------------------        ----------------------------

                                          June 29,          June 28,          June 29,          June 28,
                                            1996              1997              1996             1997
                                         ----------        ----------        ----------        ----------
Common shares, beginning of period        4,685,306         8,534,199         4,685,306         8,534,199
Common stock equivalents                    733,549           717,955           733,549           716,809
SAB shares (1)                              126,988            86,013           126,988            86,013
Treasury stock buyback                     (107,742)         (296,626)         (124,225)         (251,661)
Weighted average shares issued            2,210,995           147,446         1,130,565           106,247
                                          ---------         ---------         ---------         ---------

                                          7,649,096         9,188,987         6,552,183         9,191,607
                                          =========         =========         =========         =========






(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB" No. 83"), issuance of Common Stock and common stock equivalents one year prior to the initial filing date of the registration statement at share prices below the public offering price of $9.50 per share, are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented until issued and outstanding using the treasury stock method.





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